CONTACTS:
Alexion Pharmaceuticals, Inc.      Noonan/Russo Communications,Inc.       Nexus Communications
Leonard Bell, M.D.                 Ernie Knewitz (Media)                  Rhonda Chiger (Investor)
President & CEO                    (212) 696-4455 Ext. 204                917-322-2569
(203) 272-2596


   ALEXION REPORTS ADDITIONAL INFORMATION REGARDING PHASE IIB CARDIOPULMONARY
                   BYPASS TRIAL AND ANNOUNCES AVAILABILITY OF
                        JANUARY 23 WEBCAST ON ITS WEBSITE


Cheshire, CT, January 26, 2001 -- Alexion Pharmaceuticals, Inc. (Nasdaq:ALXN) today announced the availability on its website of a replay of the January 23, 2001 webcast hosted by Leonard Bell, M.D., Chief Executive Officer of Alexion, discussing initial analysis of clinical safety and efficacy data from a Phase IIb cardiopulmonary bypass trial. A question and answer period is included in this webcast. Alexion's website can be accessed at www.alexionpharm.com.

In a double-blind, randomized, placebo-controlled trial which enrolled 914 patients at 62 medical centers in the United States, patients were stratified into two groups, those undergoing only CABG with CPB or patients undergoing CABG with concomitant valve surgery during CPB. Approximately 90% of patients were in the CABG only group (n=796). Patients were treated with placebo, pexelizumab 2.0 mg/kg bolus, or pexelizumab 2.0 mg/kg bolus followed by a 24 hour infusion of pexelizumab at 0.05 mg/kg/hr. Patients were followed for safety and efficacy for 30 days.

Preliminary results from this trial show that pexelizumab suppressed complement in CPB patients, with the bolus and bolus plus infusion regimens showing complete suppression for 4 and 24 hours, respectively. Both regimens appear to be safe and well-tolerated in CPB patients, with observed serious adverse events including atrial fibrillation, infection, right heart failure and hemorrhage, and the most common adverse events observed including atrial fibrillation, nausea and anemia.

The results in the CABG only group were noteworthy for the observation that pexelizumab, administered as a bolus plus infusion, was associated with a reduction in large post CABG myocardial infarctions. Non-Qwave myocardial infarctions (CK-MB >100 ng/ml) were observed in 2.7% of pexelizumab treated patients and 8.0% of placebo patients at 30 days. Additionally, at 30 days, the death rate was 0.4% of pexelizumab treated patients and 1.9% in the placebo group. The composite incidence of death or MI (Qwave or non-Qwave) was observed in 7.8% of pexelizumab-treated patients and 13.2% of placebo patients at 30 days. These unanticipated results based on analysis of this selected subgroup suggest a clinically meaningful benefit of pexelizumab in CABG only patients, and will help us select the optimum dosing regimen and ensure definition of the most relevant efficacy endpoints and patient population for a Phase III study. The initial primary combined endpoint, which included the more modest non-Qwave definition of CK-MB consistent with smaller, more mild post-operative myocardial infarctions, neurologic deficits and left ventricular dysfunction, was not achieved. The data from the non-Qwave myocardial infarction and the composite of death or myocardial infarction may be more reliable than the data regarding mortality due to the difference in event rates. A full analysis of the safety and efficacy data is expected to be completed this spring and data is expected to be submitted for publication and presentation.

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion's two lead product candidates are currently in eight clinical development programs. Alexion, in collaboration with Procter & Gamble, has completed this Phase IIb efficacy and safety study in CPB patients, and together the firms are currently conducting two large Phase II studies in acute myocardial infarction patients. Alexion's other lead product candidate, 5G1.1, has recently completed a Phase II efficacy trial for the treatment of rheumatoid arthritis and we expect to release results after completion of the preliminary analysis. 5G1.1 is also in a Phase II efficacy trial for the treatment of membranous nephritis and in Phase Ib pilot studies for treatment of psoriasis, dermatomyositis, and pemphigoid. Through its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a portfolio of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected pre-clinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships, the risk that the results of earlier clinical trials are not predictive of the safety and efficacy results in larger clinical trials, and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to Alexion's Annual Report on Form 10-K for the year ended July 31, 2000. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                      # # #


                                       2